For Immediate Release

Company Contact:
Steven A. Shallcross
Senior Vice President & CFO
Vanda Pharmaceuticals Inc.   .
(240) 599-4500
sshallcross@vandapharma.com

Vanda Pharmaceuticals Reports Third Quarter 2007 Results

Submits Iloperidone New Drug Application (NDA);
Begins Phase III Chronic Insomnia Study for VEC-162;
Reports Results in VSF-173 Phase II Proof of Concept Trial;
Updates Full Year 2007 Financial Guidance

ROCKVILLE, MD. - November 8, 2007 - Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced financial and operational results for the third quarter ended September 30, 2007.

Vanda reported research and development (R&D) expenses in the third quarter of 2007 of $13.9 million, compared to second quarter of 2007 R&D expenses of $10.2 million and third quarter of 2006 R&D expenses of $9.5 million. The increase in R&D expenses in the third quarter of 2007 relative to the second quarter of 2007 is primarily attributable to a $5.0 million milestone charge resulting from the submission of the iloperidone NDA, which was partially offset by lower clinical trial costs associated with the completion of the long-term open label portion of the Phase III trial for iloperidone. The increase in R&D expenses in the third quarter of 2007 relative to the third quarter of 2006 was also primarily attributable to the $5.0 million NDA milestone charge, which was partially offset by lower clinical trial expenses for the company’s iloperidone and VEC-162 Phase III trials that were primarily completed in 2006. Total expenses for the third quarter of 2007 were $23.5 million, compared to $17.6 million in the second quarter of 2007 and $12.8 million in the third quarter of 2006.

Net loss applicable to common stockholders was $21.9 million for the third quarter of 2007, compared to $16.0 million in the second quarter of 2007 and $12.1 million in the third quarter of 2006. Net loss per share applicable to common stockholders for the third quarter of 2007 was $0.82, compared to $0.60 in the second quarter of 2007, and $0.55 in the third quarter of 2006.

As of September 30, 2007, Vanda’s cash, cash equivalents, and marketable securities totaled $109.4 million. As of September 30, 2007, the company had a total of approximately 26.6 million shares of common stock outstanding.

OPERATIONAL HIGHLIGHTS

Iloperidone
On September 27, 2007 Vanda announced that it had submitted an NDA to the U.S. Food and Drug Administration (FDA) for iloperidone, its investigational atypical antipsychotic for the treatment of schizophrenia.

VEC-162
Vanda announced today the initiation of a Phase III clinical trial to evaluate the safety and efficacy of VEC-162 in chronic primary insomnia. The trial is a randomized, double-blind, placebo-controlled study, and will enroll approximately 400 patients. The trial will measure time to fall asleep and sleep maintenance, as well as next-day performance and mood. Vanda expects results in the fourth quarter of 2008.

VSF-173

On October 30, 2007 Vanda announced top-line results from a Phase II clinical trial evaluating VSF-173 in excessive sleepiness.

FINANCIAL DETAILS

•
Operating Expenses. Third quarter 2007 R&D expenses, primarily consisting of salaries and related costs of R&D personnel, stock-based compensation, licensing fees, and the costs of consultants, materials and supplies associated with the company’s clinical trials and research initiatives, were $13.9 million, up from $10.2 million in the previous quarter and up from $9.5 million in the third quarter of 2006. The increase in R&D expenses in the third quarter of 2007 relative to the second quarter of 2007 was primarily attributable to a $5.0 million milestone charge resulting from the submission of the iloperidone NDA, which was partially offset by lower clinical trial costs related to the completion of the long-term open label portion of the Phase III trial for iloperidone. The increase in R&D expenses in the third quarter of 2007 relative to the third quarter of 2006 was also primarily attributable to the $5.0 million NDA milestone charge, which was partially offset by lower clinical trial expenses for the company’s iloperidone and VEC-162 Phase III trials that were primarily completed in 2006.

General and administrative (G&A) expenses totaled $9.6 million in the third quarter of 2007, up from $7.4 million in the second quarter of 2007, and up from $3.3 million in the third quarter of 2006. The increase in G&A expenses in the third quarter of 2007 relative to the second quarter of 2007 was primarily attributable to an increase in marketing costs associated with the pre-launch commercial activities for iloperidone. The increase in G&A expenses in the third quarter of 2007 relative to the third quarter of 2006 was primarily due to increased marketing costs associated with the pre-launch commercial activities, stock-based compensation charges, salaries and related costs of non-R&D personnel, insurance and facility expenses.

Employee stock-based compensation expense recorded in the third quarter of 2007 was $5.2 million, or $0.19 per share. Of the total $5.2 million, $1.1 million was recorded in R&D expenses and $4.1 million was recorded in G&A expenses. In the second quarter of 2007 and the third quarter of 2006, total stock-based compensation was $5.1 million and $1.5 million, respectively.

•
Net loss applicable to common stockholders for the third quarter of 2007 was $21.9 million. This compares to a net loss of $16.0 million in the second quarter of 2007, and $12.1 million in the third quarter of 2006.

•	Net loss per share applicable to common stockholders for the third quarter of 2007 was $0.82, compared to $0.60 in the second quarter of 2007 and $0.55 in the third quarter of 2006.

•
Cash and marketable securities decreased by $10.3 million during the third quarter. Changes included $21.9 million of operating losses, offset by increases in accrued R&D expenses and accounts payable of $6.4 million, $5.3 million of non-cash depreciation, amortization, and stock-based compensation expenses, and net decreases in other working capital of $0.1 million.

•
The balance sheet at the end of the third quarter of 2007 reflected $109.4 million of unrestricted cash, cash equivalents and marketable securities, compared to $119.7 million as of June 30, 2007, and $31.9 million as of December 31, 2006.

FINANCIAL GUIDANCE

Vanda is updating its full year 2007 financial guidance as a result of favorable variances from expected spending levels, and a later-than-planned initiation of the VEC-162 trial in primary insomnia. Full year financial results are now expected to show total cash used in company operations to be approximately $55 million to $60 million, or $25 million to $30 million less than previously reported. The total cash balance at December 31, 2007 is now expected to be in the range of $85 million to $90 million. Vanda anticipates that its current funds will be sufficient to continue its pre-launch commercial activities for iloperidone, the ongoing VEC-162 Phase III trial for chronic sleep disorders and additional R&D activities into mid-2008.

Net loss for the year is expected to be between $70 million to $75 million, or approximately $2.66 to $2.84 per share. Non-cash charges for 2007, consisting primarily of stock-based compensation expense and depreciation and amortization, are expected to be approximately $20 million. Per share figures were computed on a weighted average basis of 26,362,723 shares of common stock outstanding at the end of the year.

CONFERENCE CALL
The company has scheduled a conference call for today, Thursday, November 8, 2007 at 10:30 AM ET. During the call, Mihael H. Polymeropoulos, M.D., President and CEO, and Steven A. Shallcross, Sr. Vice President and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-866-578-5801 (domestic) and 1-617-213-8058 (international) prior to the 10:30 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos. A replay of the call will be available Thursday, November 8, 2007, at 12:30 PM ET and will be accessible until Thursday, November 15, 2007, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 60186931.

The conference call will be broadcast simultaneously on the company's Web site, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the Web site at least 15 minutes early to register, download, and install any necessary software. The call will also be archived on the Vanda Web site for a period of 30 days, through December 8, 2007.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. Vanda's lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder, for which Vanda has recently submitted an NDA to the FDA. Vanda's second product candidate, VEC-162, is a compound for the treatment of sleep and mood disorders, which is currently in Phase III for sleep disorders. Vanda's third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness, which recently completed its Phase II study. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda’s plans for its product candidates. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should,” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, a failure of Vanda’s product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company’s products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda’s product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda’s inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company’s key scientists or management personnel, and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s report on Form 10-Q for the quarter ended June 30, 2007 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Revenues from services	$-	$-	$-	$-

Operating expenses:
Research and development	13,874,248	9,542,385	34,660,132	44,130,788
General and administrative	9,647,646	3,264,849	23,330,570	9,170,439
Total operating expenses	23,521,894	12,807,234	57,990,702	53,301,227

Loss from operations	(23,521,894)	#(12,807,234)	(57,990,702)	#(53,301,227)

Interest income	1,514,708	683,469	4,608,143	1,686,363
Interest expense	-	(396)	-	(4,829)
Other income	71,345	-	71,345	-
Total other income, net	1,586,053	#683,073	4,679,488	#1,681,534

Loss before tax provision	(21,935,841)	#(12,124,161)	(53,311,214)	#(51,619,693)

Income tax provision	7,660	-	10,070	-

Net loss	$(21,943,501)	$(12,124,161)	$(53,321,284)	$(51,619,693)

Basic and diluted net loss per
common share	$(0.82)	$(0.55)	$(2.03)	$(3.72)

Shares used in calculation of
basic and diluted net loss
per common share	26,612,853	21,871,542	26,223,151	13,862,613

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$59,954,473	$30,928,895
Marketable securities	45,474,370	941,981
Prepaid expenses, deposits and other current assets	3,439,284	1,949,466
Total current assets	108,868,127	33,820,342

Marketable securities, long-term	3,992,347	-
Property and equipment, net	1,444,925	1,859,704
Deposits	150,000	150,000
Restricted cash	430,230	430,230
Total assets	$114,885,629	$36,260,276

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,446,423	$2,783,249
Accrued expenses	11,868,130	6,322,808
Total current liabilities	15,314,553	9,106,057

Long-term liabilities:
Deferred rent	280,655	238,413
Deferred grant revenue	-	129,950
Other long-term liabilities	-	28,984
Total liabilities	15,595,208	9,503,404

Stockholders' equity:
Common stock	26,643	22,129
Additional paid-in capital	252,412,208	126,578,588
Accumulated other comprehensive gain (loss)	13,430	(3,269)
Deficit accumulated during the development stage	(153,161,860)	(99,840,576)
Total stockholders' equity	99,290,421	26,756,872

Total liabilities and stockholders' equity	$114,885,629	$36,260,276

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(53,321,284)	$(51,619,693)
Adjustments to reconcile net income to net cash used
in operating activities:
Depreciation and amortization	446,806	415,197
Employee and non-employee stock-based compensation	14,480,108	4,525,202
Loss on disposal of assets	27,017	29,528
Accretion of discount on investments	(1,315,609)	(301,293)
Changes in assets and liabilities:
Prepaid expenses and other current assets	(1,414,371)	391,559
Deposits	-	660,000
Accounts payable	660,697	(143,303)
Accrued expenses	5,544,227	5,329,690
Deferred grant revenue	(140,599)	-
Other liabilities	13,258	209,851
Net cash used in operating activities	(35,019,750)	(40,503,262)

Cash flows from investing activities:
Purchases of property and equipment	(249,728)	(1,187,295)
Proceeds from sales of property and equipment	119,054	-
Purchases of marketable securities	(107,570,370)	(101,313,078)
Proceeds from sales of marketable securities	-	82,137,888
Maturities of marketable securities	60,395,000	18,520,000
Net cash used in investing activities	(47,306,044)	(1,842,485)

Cash flows from financing activities:
Principal payments on obligations under capital lease	-	(1,071)
Principal payments on note payable	-	(141,074)
Proceeds from exercise of stock options and warrants	103,176	48,886
Proceeds from issuance of common stock, net of
issuance costs	111,254,850	53,329,951
Net cash provided by financing activities	111,358,026	53,236,692

Effect of foreign currency translation	(6,654)	(3,781)

Net increase in cash and cash equivalents	29,025,578	10,887,164

Cash and cash equivalents, beginning of period	30,928,895	21,012,815

Cash and cash equivalents, end of period	$59,954,473	$31,899,979

SOURCE Vanda Pharmaceuticals Inc.
11/8/2007

CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer of Vanda Pharmaceuticals Inc., +1-240-599-4500

Web site: http://www.vandapharma.com
(VNDA)

CO: Vanda Pharmaceuticals Inc.